SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12
MVP REIT, INC.

(Name of Registrant as Specified in Its Charter)

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Letter from MVP CEO, Mike Shustek.

Dear MVP REIT, Inc. Shareholder,

On May 30, 2017, MVP REIT, Inc. ("MVP I") and MVP REIT II, Inc. ("MVP II") jointly announced that MVP I has entered into a merger agreement with MVP II.  In the coming weeks, it is anticipated an S-4 will be filed with the Securities and Exchange Commission (the "SEC") which will provide additional background information regarding the proposed merger.

In connection with the proposed merger, MVP I announced changes to its distribution policy.

Suspension of Distribution Reinvestment Plan and Share Repurchase Plan

As of May 11, 2017, and June 1, 2017, respectively, the distribution reinvestment plan and share repurchase plan have been suspended.

Changes to Distributions Paid to MVP I Shareholders

The May 2017 distribution for record holders as of May 24, 2017 expected to be paid on June 10, 2017 will consist of a $0.0225 cash distribution per share (3% per annum based upon the initial $9.00 offering price), a stock dividend equal to .002414 shares of stock for each share owned (3% per annum based upon the initial $9.00 offering price), and a special one-time distribution of $0.0105 in additional cash distributions per share (0.7% per annum for the remaining two months left in the quarter based upon the original $9.00 offering price).

Thereafter, MVP I anticipates paying monthly cash distributions of $0.0225 per share and stock dividends of .0024 shares for each share of stock owned (3% per annum cash distributions and 3% per annum stock dividends based upon the initial $9.00 offering price).

In connection with the proposed merger, these changes to MVP I distributions will be similar to the policy MVP II has employed since its inception.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, MVP II will file with the SEC a registration statement on Form S-4 to register the shares of MVP II common stock to be issued to the stockholders of MVP I. The registration statement will include a proxy statement/prospectus that will be sent to the stockholders of MVP I seeking their approval of the merger. In addition, each of MVP I and MVP II may file other relevant documents concerning the proposed merger with the SEC.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MVP I, MVP II AND THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Free copies of the proxy statement/prospectus also may be obtained by directing a request by telephone or mail to MVP REIT II, Inc., 8880 W. Sunset Rd., Suite 240, Las Vegas, NV  89148, Attention: Investor Relations (telephone: 877-684-6871) or by accessing MVP I's website at [www.mvpreit.com/prospectus]. The information on MVP I's website is not, and shall not be deemed to be, a part of this letter or incorporated into other filings MVP I's makes with the SEC.

MVP I and its directors, executive officers and members of management may be deemed to be participants in the solicitation of proxies from the shareholders of MVP I in connection with the merger. Information about the directors and executive officers of MVP I is set forth in MVP I's annual report on Form 10-K filed with the SEC on March 24, 2017. Additional information regarding the interests of these participants and other persons who may be deemed participants in the merger may be obtained by reading the proxy statement/prospectus regarding the merger when it becomes available.

Sincerely,

Mike Shustek
Chairman & CEO
MVP REIT, Inc.